January 24, 2024 Q4 Earnings Conference Call

This presentation contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. For a discussion of risk factors that may cause actual results to differ from expectations, please refer to BOK Financial Corporation’s most recent annual and quarterly reports. BOK Financial Corporation and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Non-GAAP Financial Measures: This presentation may refer to non-GAAP financial measures. Additional information on these financial measures is available in BOK Financial’s 10-Q and 10-K filings with the Securities and Exchange Commission which can be accessed at bokf.com. All data is presented as of December 31, 2023 unless otherwise noted. Legal Disclaimers 2

Stacy Kymes Chief Executive Officer 3

Q4 summary

Noteworthy items impacting profitability

- Q4 net income includes the pretax FDIC special assessment of $43.8 million or $0.52 per share, as well as $3.1 million of additional non-periodic tax expense or $0.05 per share. Q3 tax provision included a reduction in tax expense of $4.8 million resulting from decreases in uncertain tax positions or $0.07 per share.
- Q4 includes the sale of our insurance brokerage & consulting business, with that pretax gain offset with AFS losses as we opportunistically repositioned the AFS portfolio.
- Net interest revenue declined $4 million linked quarter, with margin compressing 5 bps as increased funding costs continued, but at a much slower pace. Excluding trading activities, the margin would have been 3.03%*.

($Million, exc. EPS)	Q4 2023	Q3 2023	Q4 2022
Net income	$82.6	$134.5	$168.4
Diluted EPS	$1.26	$2.04	$2.51
Net income before taxes	$111.5	$167.7	$216.3
Provision for credit losses	$6.0	$7.0	$15.0
Pre-provision net revenue*	$117.5	$174.8	$231.3
Efficiency ratio	71.6%	64.0%	56.6%

* Non-GAAP measure

Quarterly earnings trend

Net income



Attributable to shareholders
Per share (diluted)
$168.4
$162.4
$151.3
$134.5
$82.6
$2.51
$2.43
$2.27
$2.04
$1.26
4Q22
1Q23
2Q23
3Q23
4Q23

Revenue Composition as of 12/31/2023



12%
10%
6%
6%
3%
3%
60%
Net interest revenue
Trading & brokerage
Fiduciary & asset management
Transaction card
Deposit service charges
Mortgage banking
Other revenue

4

Additional details 5 ◦ Period end loan balances grew $181 million; unfunded commitments increased $388 million ◦ Average deposits increased $388 million in Q4, with the mix continuing to shift to interest bearing. Deposit balances continue to stabilize and are expected to grow modestly. ◦ Loan to deposit ratio decreased slightly linked quarter to 70.3%, and remains below pre-pandemic level of 78.7% at Dec. 31, 2019 ◦ Assets under management or administration increased $5.7 billion, primarily due to improved market valuations ($Billion) Q4 2023 Quarterly Sequential Quarterly YOY Period-End Loans $23.9 0.8% 6.0% Average Loans $23.7 1.2% 7.9% Period-End Deposits $34.0 1.1% (1.3)% Average Deposits $33.7 1.2% (5.0)% Fiduciary Assets $59.8 6.1% 6.7% Assets Under Management or Administration $104.7 5.8% 5.0%

Marc Maun EVP, Regional Banking Executive 6

Loan portfolio

- Energy balances decreased slightly by $54 million
- Combined Services & General Business ("Core C&I") balances increased $77 million
- Healthcare balances up $60 million linked quarter - $30 million each from Senior Housing & Hospital
- Total C&I balances increased $84 million linked quarter
- Commercial Real Estate balances increased $96 million or 1.8% linked quarter driven by growth in multifamily & industrial
- Compared to December 31, 2020, CRE balances have grown at a modest annualized rate of 4.1% and are managed to an internal limit of 185% of CRE commitments to capital and reserves

($Million)	Dec. 31, 2023	Sep. 30, 2023	Dec. 31, 2022	Seq. Loan Growth	YOY Loan Growth
Energy	$ 3,437.1	$ 3,490.6	$ 3,424.8	(1.5)%	0.4%
Services	3,576.2	3,566.4	3,431.5	0.3%	4.2%
Healthcare	4,143.2	4,083.1	3,845.0	1.5%	7.8%
General business	3,647.2	3,579.7	3,511.2	1.9%	3.9%
Total C&I	**$ 14,803.8**	**$ 14,719.8**	**$ 14,212.5**	**0.6%**	**4.2%**
Multifamily	$ 1,872.8	$ 1,734.7	$ 1,212.9	8.0%	54.4%
Industrial	1,475.2	1,432.6	1,221.5	3.0%	20.8%
Office	909.4	981.9	1,053.3	(7.4)%	(13.7)%
Retail	592.6	608.1	620.5	(2.5)%	(4.5)%
Residential construction and land development	95.1	100.5	95.7	(5.4)%	(0.7)%
Other commercial real estate	392.6	383.6	402.9	2.4%	(2.5)%
Total Commercial real estate	**$ 5,337.6**	**$ 5,241.3**	**$ 4,606.8**	**1.8%**	**15.9%**
Loans to individuals	$ 3,763.6	$ 3,762.9	$ 3,737.9	—%	0.7%
Total Loans	**$ 23,905.0**	**$ 23,724.0**	**$ 22,557.2**	**0.8%**	**6.0%**

7

Key credit quality metrics Quality metrics summary • Credit quality better than pre-pandemic level • Trailing 12 months net charge-offs at 8 basis points • CRE office exposure is less than 4% of outstanding period end total loan balances, with properties in resilient markets • $6 million credit provision in Q4; with a combined allowance for credit losses of $326 million or 1.36% Net charge-offs to average loans CRE Office by Location Annualized 8 Committed Criticized Assets / Tier 1 Capital & Reserves

Scott Grauer EVP, Wealth Management Executive 9

Fees & commissions

Brokerage & trading

- Linked quarter decrease from a decline in Investment banking fees as Q3 was a record quarter for our Public & Corporate Finance activities, with Brokerage & insurance fees down due to the sale of our insurance brokerage & consulting business.

Fiduciary & asset management

- Fees down 1.6% linked-quarter as Q3 included a seasonal high for Corporate debt service payments; fees increased 3.0% versus prior year.

Service charges

- Linked quarter fees relatively flat, year-over-year increase primarily related to commercial customers carrying less compensating balances

Mortgage banking

- Seasonal decrease in mortgage pipeline and industry-wide low origination volumes

($Million)	Q4 2023	Qtr. Seq. $ Change	Qtr. Seq. % Change	Qtr. YOY % Change
Trading fees	$ 35.5	$ 1.1	3.1%	(1.1)%
Customer hedging fees	7.7	0.8	11.9%	(9.4)%
Brokerage & insurance fees	6.2	(0.9)	(12.2)%	(8.4)%
Syndication fees	4.7	0.8	21.7%	(43.7)%
Investment banking fees	6.8	(3.3)	(32.4)%	91.1%
Brokerage & trading	$ 60.9	$ (1.4)	(2.3)%	(3.4)%
Transaction card	$ 28.8	$ 2.5	9.3%	6.3%
Fiduciary & asset management	51.4	(0.8)	(1.6)%	3.0%
Deposit service charges & fees	27.8	0.1	0.3%	5.1%
Mortgage banking	12.8	(0.5)	(3.9)%	27.5%
Other revenue	15.0	(0.8)	(5.2)%	(11.7)%
Total fees & commissions	**$ 196.8**	**$ (1.1)**	**(0.5)%**	**1.7%**

10

Marty Grunst EVP, Chief Financial Officer 11

Yields, rate & margin Net interest revenue • Net interest revenue was down $4.2 million linked quarter, the slowest pace of decline since the beginning of the hiking cycle Net interest margin • Loan yields increased 11 bps • Interest-bearing deposit costs up 26 bps relative to the prior quarter • 5 bps NIM decrease due to deposit beta and demand deposit mix shift 12 ($Million) Q4 2023 Q3 2023 Q4 2022 Quarterly sequential Quarterly YOY Net interest revenue $296.7 $300.9 $352.6 (1.4)% (15.9)% Net interest margin 2.64% 2.69% 3.54% (5) bps (90) bps Yield on loans 7.36% 7.25% 5.99% 11 bps 137 bps Tax-equivalent yield on earning assets 5.64% 5.49% 4.53% 15 bps 111 bps Cost of interest-bearing deposits 3.43% 3.17% 1.22% 26 bps 221 bps Rate on interest-bearing liabilities 3.98% 3.81% 1.57% 17 bps 241 bps Net Interest Revenue ($Million) Net Interest Margin * Non-GAAP measure

Liquidity & capital

	Q4 2023	Q3 2023	Q4 2022
Loan to Deposit Ratio	70.3%	70.5%	65.4%
Period-End Deposits	$34.0 billion	$33.7 billion	$34.5 billion
Current available secured capacity	$18.3 billion	$18.7 billion	$13.3 billion
Common Equity Tier 1	12.1%	12.1%	11.7%
Total Capital Ratio	13.2%	13.2%	12.7%
Tangible Common Equity Ratio *	8.3%	7.7%	7.6%

Uninsured Deposit Coverage
($Billions)


$25.0
$20.0
$15.0
$10.0
$5.0
$—
$23.1
Coverage Ratio ~179%
$12.9
Potential secured capacity
Uninsured and non-collateralized deposits

* Non-GAAP measure

- Period-end deposit balances increased $367 million this quarter
- Potential secured capacity was $23.1 billion, which reflects current available secured capacity of $18.3 billion increased by $4.8 billion as an estimate of other sources that could be converted into additional secured capacity
- Uninsured deposit balances excluding collateralized and consolidated subsidiary balances were $12.9 billion, with BOKF's coverage ratio remaining stable at ~ 179%
- Robust capital ratios consistently remain well above regulatory and internal policy thresholds
- CET1 including AOCI 10.5%* and both AOCI and HTM 10.2%*
- TCE including HTM 8.02%*
  - For Q3, 2nd highest among top 20 banks
- Repurchased 700,237 shares at an average price of $70.99 per share in the open market

13

Expenses Expenses summary • Quarterly personnel expenses increased 6.4% or $12 million; $5.4 million due to market valuations in deferred comp, $4.0 million in cash- based sales related activities, $925 thousand in transaction related costs from the sale of our insurance brokerage & consulting business, and $1.1 million in seasonal benefits expenses • Other operating expense increased $47.5 million: $43.8 million FDIC, $2.5 million expenses related to the insurance sale, $1.5 million contribution to the foundation • Excluding the FDIC special assessment and the net effects of the sale or our insurance business, the efficiency ratio would be 66.6% 14 ($Million) Q4 2023 Q3 2023 Q4 2022 % Incr. Seq. % Incr. YOY Personnel expense $203.0 $190.8 $186.4 6.4% 8.9% Other operating expense $181.1 $133.5 $132.0 35.6% 37.1% Total operating expense $384.1 $324.3 $318.5 18.4% 20.6% Efficiency ratio 71.6% 64.0% 56.6% --- ---

Forecast & assumptions 15 • We expect mid to upper single digit annualized loan growth. Economic conditions in our geographic footprint remain favorable and continue to be supported by business in-migration from other markets. The competitive environment for loans should be a tailwind for us. • We expect to continue holding our available for sale securities portfolio flat and to maintain a neutral interest rate risk position. • We expect total deposits to grow modestly, and the loan to deposit ratio to remain near 70%. • Currently we are assuming no additional rate changes by the Federal Reserve in 2024. We believe the margin will migrate slightly lower in Q1 2024 and expect net interest income to be near $1.2 billion for 2024. • In aggregate, we expect total fees and commissions revenue in a range of $825 to $850 million for 2024. • Excluding the FDIC special assessment, we expect expenses to increase at a mid single digit growth rate as we continue to invest in strategic growth and technology initiatives, with revenue growth following at a slight lag. As revenue growth is realized in 2024, we expect the efficiency ratio to migrate downward to a range of approximately 65 percent. • Our combined allowance level is above the median of our peers, and we expect to maintain a strong credit reserve. Given our expectations for loan growth and the strength of our credit quality, we expect quarterly provision expense near recent levels to continue, and an eventual move toward more normal credit costs in the second half of 2024. Changes in the economic outlook will impact our provision expense. • Additionally, we expect to continue opportunistic share repurchase activity.

Stacy Kymes Chief Executive Officer 16

Question and Answer Session 17

Appendix 18

Balanced Interest Rate Risk Position Noteworthy balance sheet items • Approximately 74% of the total loan portfolio is variable rate or fixed rate that reprice within a year • Approximately 81% of Commercial and Commercial Real Estate portfolios are variable rate or fixed rate that reprice within a year • Short duration securities portfolio • Sensitivity to betas - The impact of increasing our deposit beta by 10% in the +200 is -1.33% on NIR 19 Scenario* ∆ NIR % ∆ NIR $ Down 200 Ramp, year 1 -0.24% -$2.9 million Down 100 Ramp, year 1 -0.66% -$7.9 million Up 100 Ramp, year 1 -0.75% -$8.9 million Up 200 Ramp, year 1 -3.03% -$36.1 million * Estimates for parallel shifts in the rate curve. Portfolio Durations -100 Base +100 +300 AFS 2.7 2.9 3.1 3.4 HTM 4.2 4.4 4.6 4.7 Total 2.9 3.1 3.3 3.6